FINANCIAL PUBLIC RELATIONS AGREEMENT

     This FINANCIAL PUBLIC RELATIONS AGREEMENT, made this 24th day of July, 2000, by and between: FETCHOMATIC GLOBAL INTERNET, INC., located at 370-444 Victoria Street, Prince George, BC, V2L-2J7 (hereinafter referred to as the "COMPANY"), and STRATEGIC INVESTORS GROUP, located at 3000 N.E. 30th Place, Suite 211, Ft. Lauderdale, FL 33306, (hereinafter referred to as "CONSULTANT").

     WITNESSETH  THAT:

     WHEREAS, the COMPANY requires financial public relations services and desires to employ CONSULTANT to provide such services, and CONSULTANT is agreeable to such employment, and the parties desire a written document formalizing and defining their relationship and evidencing the terms of their agreement;

     NOW, THEREFORE, intending to be legally bound, and in consideration of the mutual promises and covenants, the parties have agreed as follows:

     1.  APPOINTMENT

     The COMPANY hereby appoints CONSULTANT as its financial public relations counsel and hereby retains and employs CONSULTANT on the terms and conditions of this Agreement. CONSULTANT accepts such appointment and agrees to perform the services upon the terms and conditions of this Agreement.

     2.  TERM

     The term of this Agreement shall begin on the date of signing, and shall continue until performed fully or terminated by either party upon written notice.

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     3.  SERVICES

     (a) CONSULTANT shall act, generally, as a financial public relations advisor, essentially acting (1) as liaison between the COMPANY and its shareholders; (2) as advisor to the COMPANY with respect to existing and potential market makers, broker-dealers, underwriters, and investors as well as being the liaison between the COMPANY and such persons; and, (3) as advisor to the COMPANY with respect to communications and information as well as planning, designing, developing, organizing, writing and distributing such communications and information.

     (b) CONSULTANT shall seek to make the COMPANY, its management, its products, and its financial situation and prospects known to the financial press and publications, broker-dealers, mutual funds, institutional investors, market makers, analysts, investment advisors and other members of the financial community as well as the financial media and the public generally. Specifically, CONSULTANT will draft and publish press releases, relating to the COMPANY and its business developments, with wire sources to reach information services and newspapers. During the term of this engagement, CONSULTANT, concomitantly with the COMPANY, will approve any and all press releases. This includes any press releases drafted by other financial public relations or investor relations firms. Additionally, CONSULTANT will disseminate from time-to-time, an Investor Update which will be sent to all members of its database.

     (c) CONSULTANT shall assist in establishing, and advise with respect to: shareholder meetings; interviews of COMPANY officers by the financial media; and, interviews of COMPANY officers by analysts, market makers, broker-dealers, and other members of the financial community.

     (d) CONSULTANT shall draft a due diligence package for the COMPANY, which will be used as promotional material to be sent to brokers, broker/dealers, investors and other members of the financial community. The due diligence package will consist of an: At-A-Glance, Executive Summary, President's Letter, current financial statements, and pro forma

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financial  statements.  The  COMPANY  will  provide  all  relevant  information necessary  to  prepare  the  due  diligence  package.

     (e) CONSULTANT, in providing the foregoing services, shall be responsible for all costs of providing the services, with the exception of preparing and mailing due diligence packages, which will be the responsibility of the COMPANY. CONSULTANT's compensation under Paragraph 7 shall be deemed to include all other costs and expenses, except for alternative promotion methods discussed in Paragraph 8 below.

     4.  LIMITATIONS  OF  SERVICES

     The parties recognize that certain responsibilities and obligations are imposed by federal and state securities laws and by the applicable rules and regulations of stock exchanges, the National Association of Securities Dealers, in-house "due diligence" or "compliance" departments of brokerage houses, etc. Accordingly, CONSULTANT agrees:

     (a) CONSULTANT shall NOT conduct any meeting with financial analysts without informing the COMPANY in advance of the proposed meeting and the format or agenda of such meeting and the COMPANY may elect to have a representative attend such meeting.

     (b) CONSULTANT shall NOT release any information or data about the COMPANY to any selected or limited person(s), entity, or group if CONSULTANT is aware that such information or data has not been generally released or promulgated. And,

     (c) After notice by the COMPANY of filing for a proposed public offering of securities of the COMPANY, and during any period of restriction on publicity, CONSULTANT shall not engage in any public relations efforts not in the normal course without approval of counsel for the COMPANY, and of counsel for the underwriters), if any.

     5.  DUTIES  OF  COMPANY

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     (a)  The  COMPANY  shall  supply CONSULTANT, on a regular and timely basis, with all approved data and information about the COMPANY, its management, its products, and its operations, and the COMPANY shall be responsible for advising CONSULTANT of any facts which would affect the accuracy of any prior data and information previously supplied to CONSULTANT so that CONSULTANT may take corrective action.

     (b) The COMPANY shall supply CONSULTANT with accurate and timely information relating to business developments of the COMPANY sufficient for CONSULTANT to draft and publish, at a minimum, two (2) press releases per week, beginning upon execution of this Agreement and continuing until this Agreement is terminated. The COMPANY must ensure that the information emphasizes revenue generation. The COMPANY will designate one individual who will be the point of contact for the coordination of press release information.

     (c) The COMPANY shall promptly supply CONSULTANT: with full and complete copies of all filings with all federal and state securities agencies; with full and complete copies of all shareholder reports and communications, whether or not prepared with CONSULTANT's assistance; with all data and information supplied to any analyst, broker-dealer, market maker, or other member of the financial community; and, with all product/services brochures, sales materials, etc., or other information which may be of assistance in promoting the COMPANY.

     (d) The COMPANY shall promptly notify CONSULTANT of the filing of any registration for the sale of securities and of any other event which triggers any restrictions on publicity. And,

     (e) The COMPANY shall contemporaneously notify CONSULTANT if any information or data being supplied to CONSULTANT has not been generally released or promulgated.

     6.  REPRESENTATION  AND  INDEMNIFICATION

     (a) The COMPANY shall be deemed to make a continuing representation of the accuracy of any and all material facts, information and data which it supplies to CONSULTANT and the COMPANY acknowledges its awareness that CONSULTANT will rely on such continuing

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representation  in  disseminating  such information and otherwise performing its public  relations  functions.

     (b) CONSULTANT, in the absence of notice in writing from the COMPANY, will rely on the continuing accuracy of material information and data supplied by the COMPANY.

     (c) The COMPANY hereby agrees to indemnify CONSULTANT against, and to hold CONSULTANT harmless from any claims, demands, suits, loss, damages, etc. arising out of CONSULTANT's reliance upon the accuracy and continuing accuracy of such facts, material information, and data, unless CONSULTANT has been negligent in fulfilling the duties and obligations hereunder;

     (d) CONSULTANT agrees to indemnify and hold the COMPANY, its directors, officers and employees, harmless from any legal action, claims, or investigations arising from the conduct of the CONSULTANT in performing its services hereunder unless such activity or activities are required by or done at request of the COMPANY.

     7.  COMPENSATION

     As  compensation  for  services,  CONSULTANT  shall  receive:

     (a) a one (1) time cash fee of $10,000.00 upon execution of this Agreement;

     (b) 25,000 shares of the Company's free trading stock upon execution of this Agreement, and each month thereafter, for a period of two (2) months;

     (c) 15,000 shares of the Company's free trading stock upon execution of this agreement, and each month thereafter, for a period of four (4) months;

     (d) a one (1) year option to purchase 50,000 shares of the Company's free trading stock after two (2) months, at the opening bid price on the day of execution of this Agreement, assuring the parties agree to go forward with the balance of the term of this Agreement; and

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     (e)  a  one (1) year option to purchase 50,000 shares of the Company's free trading stock, at the opening bid price on the day of execution of this Agreement, upon completion of each of the following four (4) months of the Agreement.

     For all special services, not within the scope of this Agreement, the COMPANY shall pay CONSULTANT such fees as and when the parties shall determine in advance of performance of the special services provided that the COMPANY has agreed to the special services.

     8.  ALTERNATIVE  PROMOTION  METHODS

     SIG will make recommendations as to alternative promotion methods. Fetchomatic will determine which, if any, alternative promotion methods will be used, as well as the method of payment.

     9.  BILLING  AND  PAYMENT

     The monthly fee, consisting of free trading stock, provided for in Paragraph 7 shall be due and payable upon execution of this Agreement, and on the same day each month thereafter. The options will be earned as indicated above.

     10.  RELATIONSHIP  OF  PARTIES

     CONSULTANT is an independent contractor, responsible for compensation of its agents, employees and representatives, as well as all applicable withholding therefrom and taxes thereon (including unemployment compensation) and all workmen's compensation insurance. This Agreement does not establish any partnership, joint venture, or other business entity or association between the parties and neither party is intended to have any interest in the business or property of the other.

     11.  TERMINATION

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     This  agreement  may  be  terminated  by  either  party two (2) months from execution of the Agreement or, by mutual agreement, during the next four (4) months.

     12.  WAIVER  OF  BREACH

     The wavier of either party of a breach of any provision of this Agreement by the other party shall not operate or be construed as waiver of any subsequent breach by the other party.

     13.  ASSIGNMENT

     The agreement shall not be assignable and will not inure to the benefit of successors or assignees.

     14.  NOTICES

     Any notice required or permitted to be given under this Agreement shall be sufficient if in writing, and if sent by certified mail, return receipt requested, to the addresses identified above.

     15.  ENTIRE  AGREEMENT

     This instrument constitutes the entire agreement of the parties and may be modified only be agreement in writing, signed by the party against whom enforcement of any waiver, change, modification, extension or discharge is sought. This Agreement shall be governed, for all purposes, by the laws of the State of Florida. If any provision of this Agreement is declared void, such provision shall be deemed severed from this Agreement, which shall otherwise remain in full force and effect.

     16.  FACSIMILE  SIGNATURES

     The facsimile signatures for the purposes of this Agreement shall be binding upon the parties as such.

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     IN WITNESS WHEREOF, the parties hereto, intending to be legally bound, have executed  this  Agreement.

STRATEGIC  INVESTORS  GROUP

By:     /s/  signed
        Jeffrey  Dale  Welsh
        President

FETCHOMATIC  GLOBAL  INTERNET,  INC.

By:     /s/  signed
        Wayne  Loftus
        President